EXHIBIT 10.07

RETIREMENT AGREEMENT AND RELEASE

THIS AGREEMENT is made and entered into as of March 11, 2006, by and between Bank of Marin, a California corporation (hereinafter all referred to as "Employer"), and W. Robert Griswold, Jr. (hereinafter referred to as "Employee"), as follows:

Employee has been and is employed by Employer.  Employee has decided to retire from such employment and from his positions as Chief Executive Officer, President and director of Employer effective at the close of business on June 30, 2006.  Employer and Employee agree that Employee shall be retained as a consultant to Employer pursuant to the terms of the Consulting Agreement of even date herewith (the "Consulting Agreement").  Employer and Employee wish to set forth their agreed terms of Employee's retirement and desire to settle all legal rights and obligations resulting from, or that could be alleged to result from, the employment relationship or the retirement from such relationship, in accordance with the terms set forth below.

1.          Retirement.  Employer and Employee agree that Employee hereby resigns as an employee, director and officer of Employer effective at the close of business on June 30, 2006.  Employee shall continue to serve as President and Chief Executive Officer of Employer through and including June 30, 2006, at his current compensation and benefit level and shall fully carry out and perform all duties and obligations as President and Chief Executive Officer through such date.  Effective concurrently with the effectiveness of the resignation of Employee at the close of business on June 30, 2006, Employee's successor, designated by employer's Board of Directors, will be appointed President and Chief Executive Officer of Employer.  From the date of this Agreement through and including June 30, 2006, Employee shall exert his full time and attention, with the assistance of his designated successor and Employer's consultant David McLeod, to the transition of the leadership of Employer from Employee to his successor, to be made effective July 1, 2006.  At all times, Employee will positively and in good faith support the transition of leadership of Employer to Employee's successor.

As consideration for Employee's services to Employer for all periods ending June 30, 2006, Employee shall be entitled to the following:

(a)           Employee shall receive a bonus for 2005, payable on or before March 15, 2006, in the amount of $136,850, except that any portion of such bonus that Employee has previously elected to have paid on a deferred basis in accordance with Employer's Officer Deferred Compensation Plan shall be paid in accordance with such plan.

(b)           Prior to the close of business on June 30, 2006, Employer shall pay to Employee all salary and director's fees earned to that date together with accrued and unpaid vacation through that date.

(c)           All payments under items (a) and (b) above shall be less deductions for federal and state withholding and other applicable taxes and deductions as required by law.

(d)           Employee will be entitled to continue his medical insurance coverage in Employer's plan for its employees subsequent to June 30, 2006, entirely at the expense of Employee and pursuant to the terms and conditions applicable to employees who retire at age 55 after ten (10) years of service.

(e)           Employer and Employee shall fulfill their obligations under Employer's Officer Deferred Compensation Plan and Stock Option Plan and all written agreements governing Employee's options to purchase common stock of Employer.

Employee acknowledges that the foregoing is a complete description of all compensation that he will be entitled to receive from Employer with respect to his services to Employer for periods ending June 30, 2006.

2.          Consideration.  As consideration for Employee's release of all Claims against Employer, as set forth in paragraph 3 below, Employer tenders, and Employee agrees to accept, a payment of $136,850.  The payment shall be less deductions for federal and state withholding and other applicable taxes and deductions as required by law.  The consideration shall be paid in full at the close of business on June 30, 2006, subject to the condition precedent that Employee shall have executed the Release Renewal, as defined at the end of paragraph 3 below.

3.          Release.  Employee and Employer each irrevocably and unconditionally release the other from any and all Claims made, to be made, or which might have been made as a consequence of Employee's employment by Employer, or arising out of the termination of the employment relationship, or arising out of any acts committed or omitted during the existence of the employment relationship.  Employee and Employer each agree that they will not file, claim, sue, or cause or permit to be filed or claimed, any action for damages or any other relief against the other involving any matter occurring in the past up to the date of this Agreement.

For purposes of this Agreement, the term "Claim(s)" shall in addition to any definitions of Claims set forth above, include, but not be limited to, the following:

(a)           Any and all actions, causes of action, suits, debts, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorneys' fees and other costs actually incurred),  pertaining to Employee's employment by Employer or the termination of such employment, or any other nature whatsoever, in contract or tort and in law or equity.

(b)           Any action or claim that could arise under federal, state, or local law, regulation, or executive order, including but not limited to, actions under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Federal Family and Medical Leave Act, the California Family Rights Act; the Americans with Disabilities Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the California Labor Code; the California Fair Employment and Housing Act; the National Labor Relations Act, as amended; and the Age Discrimination in Employment Act, to the fullest extent permitted by law.

At the close of business on June 30, 2006, Employer and Employee shall execute the agreement entitled Release Renewal (the "Release Renewal") set forth at the end of this document immediately following the signatures of Employer and Employee.  Employee's execution of the Release Renewal is a condition of his entitlement to receive the consideration provided for in paragraph 2 above.

4.          Covenant Not to Sue.  Each of Employee and Employer hereby covenants and agrees not to assert any claim, or file, claim, sue or cause or permit to be filed or claimed, any action for damages or any other relief against the other with respect to any Claim that has been released.  Any attempt to initiate any such Claim shall constitute a breach of this Agreement.  In the event of any such breach, Employee shall immediately return to Employer all consideration paid to Employee pursuant to paragraph 2 above.

5.          Section 1542.  It is the intention of Employee and Employer that this Agreement will act as a bar to each and every Claim, including such Claims which Employee and Employer do not know or suspect to exist.  Employee and Employer acknowledge that they may hereafter discover the existence of additional claims or facts with respect to the subject matter of this Agreement and which, if known, or suspected at the time of signing this Agreement, may have materially affected this settlement.  Employee and Employer expressly waive any and all rights and benefits conferred upon Employee or Employer by the provisions of Section 1542 of the California Civil Code or any comparable statutory provisions, and expressly consent, that this Agreement will be given full force and effect according to each and all of its express terms and provisions, including as well those related to unknown and unsuspected claims, demands, and causes, and demands and causes of action described above.  Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.          References; Nondisparagement.  Any requests for employment references for Employee, whether written or oral, must be made directly to Employer's then current Chairman of the Board.  References solicited from persons other than Employer's Chairman of the Board will not be provided, and if provided, will not be authorized by Employer.  In response to a reference request for Employee, the parties agree that Employer will provide only job title, dates of employment, and final salary.  Employee shall refrain from defaming, disparaging, or otherwise speaking negatively of Employer, or any of its customers or personnel, to any other person, business, or third party, and Employer shall refrain from defaming, disparaging, or otherwise speaking negatively of Employee to any other person, business, or third party.

7.          Review and Revocation.  By signing this Agreement Employee certifies that he has read all of this Agreement, and knowingly and voluntarily consents to its terms.  Employee certifies that Employer has advised Employee in writing to consult with an attorney before signing this Agreement to be sure that Employee understands the meaning of the terms and conditions in the Agreement.  Employee also certifies that Employee has been given at least twenty-one (21) days to consider this Agreement, that Employee's signature below indicates either that Employee has taken twenty-one (21) days to consider this Agreement, or has knowingly and voluntarily waived some or all of this consideration period.  Employee has seven (7) days from the date of signing this Agreement to revoke the Agreement, after which the Agreement is final and binding ("Effective Date").

8.          Confidentiality.  Employee agrees that the terms of this Agreement are considered a confidential document by Employer, and agrees, except as required by law, not to disclose the terms to any other person or entity without the advance written consent of Employer.  This nondisclosure provision does not apply to Employee's spouse, attorney or tax advisor so long as the excepted individuals are provided with a copy of this provision and agree not to further disclose in accordance with the terms of this provision.

9.          Non-Admission.  The parties agree that this Agreement is not an admission of wrongdoing, fault, guilt or liability on the part of Employer under any federal, state, or local law, whether statutory or common law.

10.        Entire Agreement/Legality.  Both parties agree that this Agreement supersedes any prior agreements or representations between the parties, oral or otherwise, pertaining to the subject matter of this Agreement, and that all such prior agreements are null and void.  No representations, obligations, understandings, or agreements, oral or otherwise, exist between the parties except as expressly stated in the Agreement.  This Agreement may be amended or terminated only by a written document signed by Employer and Employee.

If any portion or term of this Agreement is found to be invalid by any court, agency, or other competent authority, the remaining lawful terms will remain in full force and effect; provided, however, that if the release provisions in paragraph three (3) are not fully enforced as a bar to any claim made by Employee against Employer, then the monies received by Employee in consideration of the release under paragraph 3 of this Agreement will be returned to Employer.

11.        State Law Governs.  The Agreement will be governed by and construed according to the Laws of the State of California.

12.        Arbitration.  If a dispute or controversy arises regarding the performance of either party under the terms of this Agreement or regarding the enforceability of any terms of this Agreement, then the parties agree that such dispute or controversy shall be resolved by binding arbitration in Marin County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association or such other rules or arbitrator as the parties mutually agree.  A judgment upon any decision of the arbitrator may be entered in any court having jurisdiction thereof.  The costs of the arbitration shall be borne equally by the parties.  The prevailing party in any such proceeding shall be entitled to recover a sum equal to its reasonable attorneys' fees incurred.

/s/WRG	/s/J.A.
Employee	Employer
Initials	Initials

13.        Consultations With Attorney.  Employee acknowledges that Employer has urged that he consult with an attorney, and that he has had the opportunity to consult with an attorney, of Employee's choice prior to executing this Agreement

14.        Acknowledgment.  Employee acknowledges that he has read this Agreement, and he fully understands it.  Employee agrees that no representations inconsistent with this Agreement have been made to Employee and Employer has not made any promises, agreements or statements concerning the terms or effect of this Agreement other than those contained herein.  Employee further acknowledges that after consideration of this Retirement Agreement and Release, that he has signed this Agreement as a voluntary act and without coercion or force of any kind whatsoever.

ACCEPTED BY EMPLOYEE
/s/ W. Robert Griswold, Jr.	3/11/06
W. Robert Griswold, Jr.	Date

ACCEPTED BY EMPLOYER
Bank of Marin
By:	/s/ Judith O'Connell Allen	3/11/06
Its:	Chairman of Board	Date

Release Renewal

Employer and Employee hereby agree that the release set forth in paragraph 3 of the foregoing Retirement Agreement and Release is renewed and made effective once again as of the close of business on June 30, 2006, as if originally given on such date.

ACCEPTED BY EMPLOYEE
/s/ W. Robert Griswold, Jr.	Dated: June 30, 2006
W. Robert Griswold, Jr.

ACCEPTED BY EMPLOYER
Bank of Marin
By:	/s/ Judith O'Connell Allen	Dated: June 30, 2006
Its:	Chairman of Board